  EXHIBIT 23.1

CONSENT OF ATTORNEY

Reference is made to the Registration Statement of Hero Technologies, Inc. on Form S-1 whereby the Company proposes to sell up to 80,000,000 shares of common stock and certain shareholders of the Company propose to sell up to 138,869,070 shares of the Company's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours, HART & HART, LLC /s/ William T. Hart

Denver, Colorado

January 12, 2022